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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

O.I. Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

O. I. CORPORATION
151 Graham Road, P.O. Box 9010
College Station, Texas 77842-9010
Notice of Annual Meeting of Shareholders
to be held on May 21, 2007
To the Shareholders of O. I. Corporation:
You are hereby notified that the Annual Meeting of Shareholders of O. I. Corporation will be held on Monday, May 21, 2007, at 11:00 a.m. at O. I. Corporation headquarters, 151 Graham Road, College Station, Texas, for the purposes of considering and voting upon the following matters proposed by the Board of Directors:
(i)	the election of five directors to serve until our 2008 Annual Meeting, or until their successors are duly elected and qualified;

(ii)	the ratification of the appointment of independent public accountants; and

(iii)	the transaction of such other business as may properly come before the meeting.
The stock transfer books will not be closed, but only shareholders of record at the close of business on April 16, 2007, will be entitled to notice of and to vote at the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.
After completing the business of the meeting, we will discuss fiscal year 2006 results and the current outlook for O. I. There will be a period for questions and discussion with the Company’s officers and directors.
If you plan to be present, please notify me so that the necessary arrangements can be made for your attendance. Regardless of whether you plan to personally attend, it is important that your shares be represented at the meeting; therefore, PLEASE DATE, SIGN AND IMMEDIATELY RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time prior to exercise at the meeting.

By Order of the Board of Directors

J. Bruce Lancaster
Vice President/Chief Financial Officer
& Corporate Secretary
April 30, 2007

O. I. CORPORATION
151 Graham Road, P.O. Box 9010
College Station, Texas 77842-9010
PROXY STATEMENT
THE MEETING
Solicitation, Date, Time and Place
     This Proxy Statement is furnished to the shareholders of O. I. Corporation in connection with the solicitation of proxies to be used in voting at the 2007 annual meeting of shareholders or any adjournment or postponement of that meeting. The meeting will be held on May 21, 2007, 11:00 a.m. local time, at our headquarters, 151 Graham Road, College Station, Texas, for the purposes set forth in the following Notice of Annual Meeting of Shareholders. On or about April 30, 2007, we are mailing the proxy statement, proxy, and 2006 Annual Report, to our shareholders. The enclosed proxy is solicited on behalf of our Board of Directors.
Revocation of Proxies
     You can revoke your proxy before it is exercised at the meeting in one of three ways:
•	by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

•	by timely submitting another proxy by fax or mail that is later dated and properly signed; or

•	by voting in person at the meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.
Expenses of Solicitation
     We will bear the cost of the solicitation of the proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. All further solicitations will be made either by our transfer agent or by our employees, neither of whom will be additionally compensated.
Record Date; Shareholders Entitled to Vote; Quorum; Vote Required
     Holders of record of our common stock at the close of business on April 16, 2007, the record date, are entitled to notice of and to vote at the meeting. At the close of business on the record date, 2,867,157 shares of our common stock, par value $0.10 per share were issued and outstanding. Each share is entitled to one vote per share on the matters proposed. Only holders of common stock of record at the close of business on April 16, 2007, will be entitled to vote at the meeting.

     A quorum of shareholders (those holding a majority of the outstanding common stock and attending personally or represented by proxy) is necessary for a valid meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as would broker non-votes. Broker non-votes occur when brokers are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given. Brokers are permitted to vote on the election of directors and the ratification of independent public accountants without instructions from beneficial owners, so we do not anticipate any broker non-votes at the meeting.
     Directors are elected by a plurality of the votes cast for directors. Ratification of the appointment of independent public accountants requires approval by a majority of the votes cast on the proposal. Abstentions (and any broker non-votes) will not be included in the number of votes cast on a matter and thus will not be taken into account in determining the approval of these proposals.
     In the absence of a quorum (1,433,580 shares) at the meeting, either in person or by proxy, the meeting may be adjourned from time to time for not more than 29 days, without notice, other than announcement at the meeting, until a quorum shall be formed.
Voting of Proxies
     Please use the enclosed postage-paid envelope to return the proxy card or voting form that accompanies this proxy statement.
     Shares Held of Record. Our transfer agent and registrar, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, will tabulate the votes. Proxies must be received by 11:59 p.m. eastern time on May 18, 2007. Giving such a proxy will not affect your right to vote in person if you decide to attend the meeting.
     Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program (separate from that offered by American Stock Transfer & Trust Co.) that permits shareholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by the internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must be received by 11:59 p.m. eastern time on May 18, 2007. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given.
Other Matters to Be Acted on at the Meeting
     At the meeting, we will act only on the matters indicated on the accompanying Notice and procedural matters related to the meeting.
General Information
     The mailing address of our principal executive offices is: O. I. Corporation, P. O. Box 9010, College Station, Texas 77842-9010. Our telephone number is (979) 690-1711 and our facsimile number is (979) 690-0440.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors has nominated and urges you to vote FOR the five nominees listed below. Proxies solicited hereby will be so voted unless shareholders specify otherwise in their Proxies. The affirmative vote of the holders of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for approval of this proposal.
     In 2005, our Board of Directors determined that it would be appropriate to temporarily increase the size of the Board from five to nine directors in anticipation of the retirement of several directors. Three of the eight non-employee directors elected at the 2006 Annual Meeting have since retired and did not intend to stand for re-election at this meeting. O. I.’s former Chairman and Chief Executive Officer has also resigned. Accordingly, only five members will stand for election this year and the size of the Board will return to its previous five members.
     At the meeting, the five incumbent directors are to stand for re-election to serve until the 2008 annual meeting of shareholders and until their respective successors are elected and qualified in accordance with the provisions of the bylaws. The shareholders are being asked to vote for the re-election of Messrs. Cabillot, Chapman, Dodd, Moore, and Womack.
     Unless otherwise marked, the shares represented by the enclosed proxy will be voted “FOR” the re-election as directors of the five nominees named above. The proxy cannot be voted for a greater number of persons than the number of nominees named. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such person as may be determined by the holders of such proxy.
Nominees for Board of Directors

Name	Age	Current Position
Raymond E. Cabillot	44	Chairman of the Board
Richard W. K. Chapman	62	Director and Acting Chief Executive Officer
Kenneth M. Dodd	45	Director
Robert L. Moore	67	Director
Leo B. Womack	64	Director
     The nominees to serve as directors of the Company until the 2008 annual meeting of shareholders or until their successors are elected and qualified, and certain information with respect to the business experience of each nominee during the last five years, are set forth below. The Board of Directors has determined that each of the current directors standing for re-election is independent within the meaning of the Nasdaq Stock Market listing standards with the exception of Dr. Richard Chapman who is currently serving as Acting Chief Executive Officer of O. I. in an unpaid capacity. During the period that he is serving as Acting CEO, Dr. Chapman is not an independent director under Nasdaq rules and will not serve on any committees. The Board will re-evaluate Dr. Chapman’s independence upon his completion of service as Acting CEO.
     Raymond E. Cabillot (44). Mr. Cabillot has served on our Board of Directors since May 2006 and is currently serving as the Chairman of the Board. If re-elected, he shall continue to serve until the earlier of the 2008 annual meeting of shareholders or the naming and qualification of his successor. In 2006, Farnam Street Partners LP, our shareholder, proposed Mr. Cabillot for nomination to the Board of Directors and the Board nominated and shareholders elected him for such position. Mr. Cabillot has, from January 1998 until the present, served as Chief Executive Officer and a director of Farnam Street Capital, the General Partner of Farnam Street Partners LP, a

private investment partnership located in Minneapolis, MN. He was a Senior Research Analyst at Piper Jaffray from 1990 to 1998. Prior to that, he worked for Prudential Capital Corporation from 1987 to 1990 as an Associate Investment Manager and as an Investment Manager. Mr. Cabillot serves as a director of several private companies. Mr. Cabillot has an M.B.A. degree from the University of Minnesota and a B.A. degree with a double major in economics and chemistry from Saint Olaf College.
     Richard W. K. Chapman (62). Dr. Chapman has served on our Board of Directors since August 2001 and is currently serving as our Acting Chief Executive Officer. If re-elected, he shall continue to serve as a director until the earlier of the 2008 annual meeting of shareholders or the naming and qualification of his successor. He was President, Chief Executive Officer, and Director of ThermoQuest Corporation from its inception in 1995 throughout its existence as a publicly traded company, ending in May 2000. He was also Senior Vice President of Thermo Instrument Systems, Inc., an analytical instrumentation manufacturer, from 1992 to 2000 when it was a publicly traded company. Dr. Chapman served as Chairman of the Board of Thermo BioAnalysis Corporation, a public company making products for biochemists, from 1995 to 1997. He also served as a Director of Thermo Cardio Systems, Inc., a public company making implantable cardiac assist devices from 1996 to 1997. In 2000, he became a managing partner with GlenRose Capital, LLC, a private equity firm specializing in the acquisition and operation of high technology companies. GlenRose filed a Form 10 registration to become a public company on March 6, 2007. Currently, Dr. Chapman is on the board of two of GlenRose Capital’s private companies, Eberline Services and Lionville Laboratory; and is founder and Chairman of Axxiom Inc., a private real estate firm.
     Kenneth M. Dodd (45). Mr. Dodd has served on our Board of Directors since May 2006. If re-elected, he shall continue to serve until the earlier of the 2008 annual meeting of shareholders or the naming and qualification of his successor. Since 2004, Mr. Dodd has served as the Vice President of Major Sales Pursuits of Electronic Data Systems, a Fortune 100 technology services firm headquartered in Plano, Texas. From 2001 to 2003, Mr. Dodd served as Vice President of Energy Sales for Electronic Data Systems. Mr. Dodd was President and Chief Operating Officer of Kara Technology, an internet and security technology firm, located in Houston, Texas from 1999-2001. He was President and Chief Executive Officer of Thermal Medical Imaging, Inc., a medical technology firm, in Bloomfield, Michigan, from 1995 until 1999 when the Company was acquired by Computerized Thermal Imaging. Prior to 1999, Mr. Dodd served in a variety of technical and sales leadership capacities at Electronic Data Systems between 1985 and 1995.
     Robert L. Moore (67). Mr. Moore, a Certified Public Accountant, has served on our Board of Directors since May 2006. If re-elected, he shall continue to serve until the earlier of the 2008 annual meeting of shareholders or the naming and qualification of his successor. Since 2006, Mr. Moore has served as a business development advisor for Salient, an investment advisory services company located in Houston, Texas. From 2003 to 2004, Mr. Moore served as an Audit Committee member and “Audit Committee Financial Expert” as defined by Sarbanes-Oxley, for Introgen Therapeutics, Inc., a public company located in Austin, Texas. Prior to his position with Introgen, Mr. Moore was with Arthur Andersen, LLP, in the Company’s Tax Division from 1964 to 2001, and was a partner with the firm from 1974 to 2001. During his career with Arthur Andersen, Mr. Moore’s practice involved a range of tax, accounting and finance areas and he reviewed and analyzed the audited financial statements of over twenty-five public companies. In addition, he served as a Houston tax division head for thirteen years and the head of Arthur Andersen’s U.S. Customs Practice for over three years.
     Leo B. Womack (64). Mr. Womack has served on our Board of Directors since May 2006. If re-elected, he shall continue to serve until the earlier of the 2008 annual meeting of shareholders or the naming and qualification of his successor. Mr. Womack has been the President and Director of Gulf Equities Realty Advisors, Inc., a diversified real estate portfolio management company since 1986. He has also been the Chairman and Chief Financial Officer of Fairway Medical Technologies, Inc., a medical device company and a portfolio company of the Baylor College of Medicine Venture Fund since 1996. From 1969 to 1978, Mr. Womack was the managing partner of a local and later national CPA firm. From 1965 to 1969, he was an accountant at Arthur Andersen & Co. He also serves on the Board of Directors of Shumate Industries, Inc. (OTCBB: SHMT). Mr. Womack is licensed as a certified public accountant, a real estate broker, and as a securities broker. He is also an active member of NACD, the National Association of Corporate Directors.

INFORMATION ABOUT THE BOARD OF DIRECTORS
Directors Compensation
     During 2006, all non-employee directors received a fee of $2,000 for each regular Board of Directors meeting they attended and $500 for each qualifying committee meeting and special Board of Directors meeting they attended. Each committee chairman received $750 per qualifying committee meeting with the exception of the Audit Committee chairman who received $1,500. Employee directors receive no additional compensation for attendance at such Board or committee meetings. For the fiscal year ended December 31, 2006, directors fees paid were as follows: Dr. Jack Anderson, $22,598; Mr. William Botts, $0; Mr. Raymond Cabillot, $42,700; Dr. Richard Chapman, $21,598; Mr. Kenneth Dodd, $42,200; Mr. Edwin King, $22,348; Mr. Robert Moore, $42,700; Mr. Craig Whited, $27,098; Mr. Leo Womack, $43,200. For 2007, each committee chairman described below will receive $750 per qualifying committee meeting with the exception of the chairman of the audit committee, who will receive $1,500.
     Pursuant to our 2003 Incentive Compensation Plan (the “2003 Plan”), each non-employee director is granted annually a non-qualified stock option for 2,000 shares of Common Stock at each regular annual meeting of shareholders at which he is elected or re-elected to the Board of Directors. Each option has an exercise price equal to the market value per share as defined in the 2003 Plan on the date of grant. The options (i) vest six months from the date of grant, (ii) are exercisable to the extent vested until (a) three months following termination of service as a director for reasons other than retirement, disability, death or cause or (b) generally, twelve months following termination of service as a director for retirement, disability or death; (iii) have a term of three years and; (iv) are exercisable in full following a “Change in Control” event (as defined in the 2003 Plan).
     On May 8, 2006, the day of the 2006 annual meeting of shareholders, each continuing non-employee director was granted options to purchase 2,000 shares of our common stock under the 2003 Plan with an exercise price of $11.90 per share. Messrs. Cabillot, Dodd, Moore, and Womack, as new directors initially elected to the Board at the 2006 annual meeting and pursuant to the 2003 Plan, received a one-time restricted stock award for 3,000 shares of common stock that will vest in full on the second anniversary of the date of grant.
The Board of Directors and its Committees
     Our Board of Directors currently consists of five persons, each of whom has been affirmatively determined by the Board of Directors to be independent within the meaning of Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market, with the exception of Dr. Richard Chapman who is currently serving as the Acting Chief Executive Officer of O. I. until a replacement for Mr. Botts can be found. During the period that Dr. Chapman is serving as Acting CEO, he is not an independent director and will not serve on any committees. The Board will re-evaluate Dr. Chapman’s independence upon his completion of service as Acting CEO.
     Directors are elected at each annual meeting of shareholders and serve until a successor shall be duly elected and qualified at an appropriate annual meeting of the shareholders. Vacancies may be filled by an affirmative vote of the majority of the remaining directors.
     The Board of Directors met six times during 2006 and every director attended each meeting. Although we do not have a formal policy regarding attendance by the Board of Directors at the annual shareholders meeting, we encourage directors to attend, and the annual meeting of the Board of Directors typically is held on the same day as the shareholders meeting. We anticipate that each director nominated for re-election will attend both meetings.
     Compensation Committee. The Compensation Committee of the Board of Directors consists of Messrs. Dodd and Womack, both of whom the Board has determined are independent within the meaning of Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market. Mr. Dodd serves as Chairman of the Compensation Committee. Functions of the Compensation Committee are to approve and recommend to the full Board of Directors remuneration arrangements of senior management personnel and to adopt, subject to Board approval, compensation plans for officers and to administer and grant benefits pursuant to such plans. The Compensation Committee met nine times during 2006, two of which were teleconferences, and all then current members of the Compensation Committee were present at each meeting.
     In January 2007, the Board of Directors reviewed its Compensation Committee Charter and recommended no changes to the charter. The Compensation Committee Charter is available at no charge on our web site located at www.oico.com.
     Audit Committee. The Audit Committee of the Board of Directors consists of Messrs. Cabillot, Moore, and Womack, all of whom the Board has determined are independent within the meaning of Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market. Mr. Womack serves as chairman of the Audit Committee. The Board of Directors has determined that both Leo B. Womack and Robert L. Moore are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K and are “independent” as defined by Item 7(d)(3)(iv) of Schedule 14A. The Audit Committee met thirteen times during 2006 and all then current members of the Audit Committee were present at each meeting.
     As required by Nasdaq, our Board of Directors has reviewed the qualifications of its Audit Committee members and has determined that none of them has a relationship with us that may interfere with the exercise of their independence from management and O. I. Corporation.
     In January of 2007, the Audit Committee reviewed its Audit Committee Charter and recommended no changes to the charter. The Audit Committee Charter is available at no charge on our web site at www.oico.com.
     Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee of the Board of Directors consists of Messrs. Cabillot, Dodd, and Moore, all of whom the board has determined are independent within the meaning of Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market. Ray Cabillot serves as chairman of the Nominating Committee. The Nominating and Corporate Governance Committee met six times during 2006 and all then current members of the Nominating and Corporate Governance Committee were present at each meeting.
     The function of this committee is to assist the board by: (i) identifying individuals qualified to become board members and recommending that the Board select a group of such individuals to be nominated for election at each annual meeting of the Company’s shareholders, (ii) identifying directors to fill a vacancy on the board, (iii) ensuring that the Audit, Compensation and Nominating Committees of the Board shall have the benefit of qualified and experienced “independent” directors, and (iv) reviewing and making recommendations to the board of directors concerning compensation arrangements for non-employee members of the Board of Directors. The Nominating and Corporate Governance Committee met in January and March of 2007 to determine the director nominees for 2007.
     In identifying qualified individuals to become members of the Board of Directors, the Nominating Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Nominating Committee evaluates each individual’s experience, integrity, competence, diversity, skills, and dedication in the context of the needs of the Board of Directors.
     All nominees, whether recommended by a security holder or not, will be evaluated on the same criteria with particular emphasis on the complementary skills and experience needed to balance the overall Board’s makeup relative to our strategy and operations.
     Our Bylaws contain provisions, which address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at our annual meeting. Generally, shareholders desiring to make such recommendations should submit a written notice of the recommendation to the Corporate Secretary of the Company. In order for any nomination notice to be considered timely for next year’s annual meeting of shareholders, the written notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting of shareholders. Shareholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for nominating director candidates.

     In January 2007, the Nominating and Corporate Governance Committee reviewed its Nominating and Corporate Governance Committee Charter and recommended no changes. The Nominating and Corporate Governance Charter is available at no charge on our web site at www.oico.com.
Code of Ethics
     We adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our principal executive officer and principal financial officer. The Code contains written standards that are reasonably designed to deter wrongdoing and includes provisions regarding ethical conduct, conflicts of interest, proper disclosure in all public communications, compliance with all applicable governmental laws, rules and regulations, and the prompt reporting of violations of the Code and accountability for adherence to the Code. A copy of the Code is available at no charge on our web site at www.oico.com.
Shareholder Communications with the Board
     Shareholders and other interested parties may communicate with one or more members of the Board of Directors by writing to all or one of the following: Audit Committee Chairman, Compensation Committee Chairman, or Nominating Committee Chairman, c/o Corporate Secretary, O. I. Corporation, P.O. Box 9010, College Station, TX 77842-9010.

REPORT OF THE AUDIT COMMITTEE
     Our Audit Committee is composed of three independent directors, each of whom is able to read and understand fundamental financial statements. Two members of the Audit Committee are Audit Committee Financial Experts as defined by the SEC in Disclosures Required by Sections 406 and 407 of the Sarbanes-Oxley Act of 2002 and in Regulation S-K.
     The primary functions of the Audit Committee are to assist the Board in fulfilling its oversight responsibilities by reviewing financial information provided to the shareholders and others, the systems of internal controls established by management, and the audit process. The Audit Committee will meet at least four times per year, including each time we propose to issue our quarterly or annual earnings information. It is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, the internal accounting team and the independent accountants. The Audit Committee is also empowered to appoint the independent auditors, establish the audit fees, pre-approve any non-audit services provided by independent auditors and to hire outside counsel or other consultants as necessary. During 2006, the members of the Audit Committee participated in nine in-person meetings and two telephone conferences with Grant Thornton LLP, our independent registered public accountants.
     In order to adhere to the rules and regulations set forth under the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed its written charter in January 2007 and recommended no changes to the charter. The charter is available at no charge on our web site at www.oico.com. The charter describes the scope and administration of the Audit Committee’s responsibilities.
     The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Audit Standards No. 61, as amended, (Communication with Audit Committees); and the Audit Committee has received and discussed the written disclosure and the letter from Grant Thornton required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also discussed the independence of Grant Thornton with that firm.
     With and without management present, the Audit Committee discussed and reviewed the results of the Grant Thornton’s examination of the Company’s December 31, 2006 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.
     Based on the review and discussions with our independent registered public accountants, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that our audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the year ended December 31, 2006.

Principal Accounting Fees and Services
     The following table shows the fees paid by us for the audit and other services provided by Grant Thornton for fiscal 2006, 2005 and 2004:

	2006	2005	2004

Audit fees	$231,668	$134,505	$119,754
Audit-related fees	$-0-	$2,100	$-0-
Tax fees	$81,082	$51,755	$34,595

All other fees	$-0-	$-0-	$-0-

TOTAL	$312,750	$188,360	$154,349
     “Audit Fees” consist of fees incurred for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and professional services that are normally provided by Grant Thornton in connection with statutory and regulatory filings.
     “Tax Fees” consist of professional service billings from Grant Thornton for tax compliance, advice and planning.
     The Audit Committee has established a pre-approval policy whereby upon receiving management requests to perform additional audit-related or tax services not contemplated in the original independent auditors’ proposal, or not previously approved by the Audit Committee, the Audit Committee chairman may approve the performance of such services in between meetings of the Audit Committee, when the independent auditor contacts the Audit Committee chairman seeking such approval. If the Audit Committee chairman is not available, then with all of the other members of the Audit Committee in agreement, they may approve the request of the independent auditors for authorization.
This report has been provided by the members of the Audit Committee:
Leo B. Womack, Audit Committee Chairman
Raymond E. Cabillot
Robert L. Moore

EXECUTIVE COMPENSATION, DISCUSSION, AND ANALYSIS
Executive Officers of the Registrant
The executive officers of the Company, their ages, positions, and offices are as follows:

Name	Age	Position	Date Elected to Position
Donald P. Segers	51	Vice President/General Manager	2001
J. Bruce Lancaster	51	Vice President/Chief Financial Officer/Corporate Secretary	2007
Richard W.K. Chapman	62	Acting Chief Executive Officer
     Donald P. Segers, Ph.D., joined O. I. in July 1997 as Senior Research Scientist. He was promoted to Manager of Programs in October 1998. In September 2000, he was promoted to General Manager, and in February 2001 he was named Vice President/General Manager. On January 21, 2007, he was appointed Acting President of the Company. Before joining O. I., Dr. Segers was Supervisor of Applied Physical Chemistry in the Physical Chemistry Group at Southern Research Institute in Birmingham, Alabama.
     J. Bruce Lancaster joined O. I. in January 2007 as Vice President and Chief Financial Officer. He was subsequently named our Corporate Secretary. Before joining O. I., Mr. Lancaster worked with Boss Holdings, Inc., a publicly traded company, where he served as Chief Financial Officer from 1998 to 2007 and as Executive Vice President from 1999 to 2007. He previously served as Vice President of Finance and Administration for Acme Boot Co. and Vice President of Finance for the former Kinark Corporation, now North American Galvanizing and Coatings, Inc. Mr. Lancaster is a Certified Public Accountant.
     Richard W.K. Chapman has served on O.I.’s Board of Directors since August 2001 and is currently serving as our Acting Chief Executive Officer. Dr. Chapman was President, Chief Executive Officer, and Director of ThermoQuest Corporation from its inception in 1995 throughout its existence as a publicly traded company, ending in May 2000. He was also Senior Vice President of Thermo Instruments, Inc., an analytical instrumentation manufacturer, from 1992 to 2000 when it was a publicly traded company. In 2000, he became a managing partner with GlenRose Capital, LLC, a private equity firm specializing in the acquisition and operation of high technology companies.
Compensation of Executive Officers
     The Compensation Committee supervises our executive compensation program for named individuals. All members of the committee are independent, non-employee directors. As a group, the committee reports to the full Board of Directors. Members of our management do not attend executive sessions of the committee. The committee met nine times in 2006.
Compensation Philosophy
     A goal of the Compensation Committee is to provide a compensation program for named executive officers that attracts, retains, and motivates executive talent in our competitive market environment while focusing the management team and O. I. on the creation of long-term value for shareholders. Positions included in the named executive program during 2006 were: Chairman/CEO/President, Vice President/General Manager, Vice President/Corporate Controller, and Vice President/Corporate Secretary. Future positions will be: CEO, President/COO, and CFO/Secretary. Other positions may be added as business conditions warrant.
     Our Compensation Committee administers four elements for named executive officers: base salary (cash),

short-term incentives (bonus), long-term incentives (equity), and benefits. The total compensation package reflects O. I.’s “Pay for Performance” philosophy, which is to couple employee rewards with the interests of shareholders. We believe strongly that retention and motivation of successful employees is in the long-term interest of shareholders. Further, we believe in development and internal promotion of proven, existing employees whenever optimal for the interests of the Company. The committee targets the total compensation level over time to be at least at the 50th percentile of comparable companies in our industry segments and geographic locations.
     Performance is measured by four variables: revenue growth, profit growth (diluted EPS), return on equity, and development of new products (percentage of revenue from products less than three years old). These variables are considered by the committee to be a reliable proxy set for the creation of long-term shareholder value. The committee also evaluates the general economic and market conditions when applying these measurements. The committee believes that it is in the best interest of our shareholders to have a substantial component of total compensation “at-risk” and dependent upon our performance over both short-term (annual) and long-term (five year) periods. This includes both short-term and long-term incentives.
     Historically, there have been few directly comparable public companies in the analytical instrument industry. Many of our competitors are much larger companies that are not directly comparable in size, geographic coverage, and scope of product offerings. Therefore, a direct peer group comparison is not adequate and salary survey information from multiple sources is used to supplement available company data. Reports from the Measurement Control and Automation Association (2006) and Small Business Executive Compensation (2006) are used to derive reference information.
Base Salary
     The base salary is evaluated annually after the completion of the year. It is adjusted as required to be competitive with the external market, job responsibilities, and the individual’s performance in their job.
Short-Term Incentive (Bonus)
     The bonus is determined by measuring the company’s annual achievement of the four variables mentioned earlier against the annual targets for the company. The minimum payout is zero and the maximum is 200% of the base salary. No payouts related to 2006 have been made, as Dr. Segers’ bonus has not been finalized and Mr. Botts was not awarded a 2006 bonus. Mr. Botts was awarded a bonus of $100,000 for 2005, which was paid in 2006, and $60,000 for 2004, which was paid in 2005.
Long-Term Incentive (Stock Options)
     Historically, our long-term incentive program has used stock options to build equity positions for managers to align more closely management interests with those of shareholders. Changes in accounting regulations have caused us to initiate a study of the best practices to couple management and shareholder interests. The results of this study will be reported upon completion. In 2006, no stock options were granted to management.
Benefits
     Our benefit philosophy is to provide named executives with health, welfare, and retirement (401(k)) benefits consistent with those generally offered to other employees.

COMPENSATION TABLES
     The following table lists, for the year ended December 31, 2006, compensation paid by us to the named executive officers in 2006. We had no other executive officers of the Company whose compensation exceeded $100,000 during 2006.
SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
						Non-equity	Nonqualified
Name and				Stock	Option	Incentive Plan	Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)(3)	($)	($)(5)	($)	earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William W. Botts	2006	$249,039 (1)	—	—	—	—	—	$26,775 (6)	$275,814
President/Chief	2005	$223,269	$100,000	—	—	—	—	$26,762	$350,031
Executive Officer	2004	$208,846	$60,000	—	—	—	—	$25,204	$294,050

Juan M. Diaz Vice President	2006	$49,039 (2)	—	—	—	—	—	$— (7)	$49,039
Corporate Controller	2005	$84,265	$40,000	—	—	—	—	$5,155	$129,420
	2004	$78,275	$18,000	—	—	—	—	$3,496	$99,771

Donald P. Segers	2006	$169,423	$— (4)	—	—	—	—	$10,600 (8)	$180,023
Vice President	2005	$153,269	$80,000	—	—	—	—	$9,743	$243,012
General Manager	2004	$137,692	$40,000	—	—	—	—	$7,041	$184,733

(1)	Mr. Botts resigned from the Company in March 2007.

(2)	Mr. Diaz resigned from the Company during the second quarter of 2006. This figure represents his partial-year earnings. The Company had no Chief Financial Officer for the remainder of 2006.

(3)	Bonus compensation is generally paid in the year subsequent to the year shown in the table when the results for the year are known.

(4)	Dr. Segers’ bonus for fiscal year 2006 has not yet been finalized by the Compensation Committee.

(5)	Options are granted based on the Compensation Committee’s review of the Company’s year-end performance as of December 31 and are generally granted in the year subsequent to the year shown in the table.

(6)	The amounts in this column include contributions to Mr. Botts’ 401(k) Plan. At the end of each fiscal year, the Company’s Compensation Committee determines a discretionary contribution to be made to the Plan. Mr. Botts was a participant in the Company’s 401(k) Plan and received a portion of the Company’s contribution according to the terms of the Plan. Such amounts in 2006, 2005, and 2004 for Mr. Botts were $10,600, $10,586, and $8,873, respectively. Also included in this column are life insurance premiums paid for Mr. Botts in 2006, 2005, and 2004 in the amount of $15,000 per year along with amounts for personal use of a company vehicle in 2006, 2005, and 2004 in the amount of $1,175, $1,176, and $1,331, respectively.

(7)	The amounts in this column include contributions to Mr. Diaz’s 401(k) Plan. At the end of each fiscal year, the Company’s Compensation Committee determines a discretionary contribution to be made to the Plan. Mr. Diaz was a participant in the Company’s 401(k) Plan and received a portion of the Company’s contribution according to the terms of the Plan. Company contributions to Mr. Diaz’s Plan for 2006, 2005, and 2004 were $0, $5,155, and $3,496, respectively.

(8)	The amounts in this column include contributions to Dr. Segers’ 401(k) Plan. At the end of each fiscal year, the Company’s Compensation Committee determines a discretionary contribution to be made to the Plan. Dr. Segers is a participant in the Company’s 401(k) Plan and received a portion of the Company’s contribution according to the terms of the Plan. Company contributions to Dr. Segers’ Plan for 2006, 2005, and 2004 were $10,600, $9,743, and $7,041, respectively.
Grants of Plan-Based Awards
     O.I. Corporation did not grant any plan-based awards in 2006.
Exercises, Stock Vesting, and Holdings of Previously Awarded Equity
Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards					Stock Awards
								Equity
			Equity					Incentive Plan
			Incentive Plan					Awards:	Equity Incentive
			Awards:					Number of	Plan Awards:
	Number of	Number of	Number of			Number of		Unearned	Market or Payout
	Securities	Securities	Securities			Shares or	Market Value	Shares, Units	Value of
	Underlying	Underlying	underlying			Units of	of Shares or	or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Units of Stock	Rights That	Units or Other
	options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	That Have Not	Have Not	Rights That Have
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William W. Botts,	15,000	—	—	$5.625	01/25/2009	—	—	—	—
President & CEO	24,000	—	—	$3.875	02/08/2010
Juan Diaz,	—	—	—	—	—	—	—	—	—
Vice President & Corporate Controller
Don Segers,	300	—	—	$4.250	12/22/2007	—	—	—	—
Vice President	6,000	—	—	$4.250	05/05/2008
& General Manager	1,200	—	—	$5.625	01/25/2009
	3,000	—	—	$3.875	02/08/2010
	3,600	—	—	$3.125	02/05/2011
	12,000	—	—	$6.520	01/29/2012
	7,200	3,600	—	$4.030	12/16/2012
	3,600	5,400	—	$8.360	01/26/2014

Option Exercises and Stock Vested for Fiscal Year 2006

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	On Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
William W. Botts	—	—	—	—
Juan M. Diaz	8,400	$43,260	—	—
Donald P. Segers	—	—	—	—
This table provides information on option exercises in fiscal 2006 by the named executive officers and the values of such officers’ unexercised options at December 31, 2006.
Post-Employment Compensation
     O. I. Corporation did not offer any pension benefits to its executive officers during 2006.
Nonqualified Deferred Compensation for Fiscal Year 2006
     O. I. Corporation did not offer a nonqualified deferred compensation plan in 2006.
Disclosure of Director Compensation

	Director Compensation for Fiscal Year 2006

							Change in
							Pension Value
							and
							Nonqualified
	Fees					Non-equity	Deferred
	Earned or			Option		Incentive Plan	Compensation
	Paid in	Stock		Awards		Compensation	Earnings	All Other	Total
Name	Cash ($)	Awards ($)		($)		($)	($)	Compensation ($)	($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)
Jack S. Anderson	$16,000	-0-		$6,598	(1)	-0-	-0-	-0-	$22,598
Raymond E. Cabillot	$7,000	$35,700	(2)	-0-		-0-	-0-	-0-	$42,700
Richard W. K. Chapman	$15,000	-0-		$6,598	(1)	-0-	-0-	-0-	$21,598
Kenneth E. Dodd	$6,500	$35,700	(2)	-0-		-0-	-0-	-0-	$42,200
Edwin B. King	$15,750	-0-		$6,598	(1)	-0-	-0-	-0-	$22,348
Robert L. Moore	$7,000	$35,700	(2)	-0-		-0-	-0-	-0-	$42,700
Craig R. Whited	$20,500	-0-		$6,598	(1)	-0-	-0-	-0-	$27,098
Leo B. Womack	$7,500	$35,700	(2)	-0-		-0-	-0-	-0-	$43,200
The information presented is representative of 2006 compensation only. Additional information will be added over the next two years to achieve a three-year total.

(1)	2,000 options were granted on May 8, 2006, and valued at $3.299 per share using the Black-Scholes option pricing model.

(2)	3,000 shares were granted on May 8, 2006, and valued at the closing stock price on that date of $11.90 per share. These share grants vest 100% two years from the date of grant.
Our Directors received $2,000 for each Board meeting they attended. Additionally they were compensated for their attendance and participation in committee meetings in the amount of $500 per meeting with the exception of the chairmen of those committees who received $750 per meeting and the chairman of the audit committee who received $1500 per meeting.
Equity Compensation Plans
     We have three equity compensation plans, all of which have been approved by our shareholders. The following table provides information as of December 31, 2006, on these plans, which are currently in effect.

			(c)
	(a)	(b)	Number of securities
	Number of securities	Weighted-	available for future
	to be issued upon	average exercise	issuance under equity
	exercise of	price of	compensation plans
	outstanding options,	outstanding	(excluding securities
	warrants and	options, warrants	reflected in column
Plan Category	rights	and rights	(a))
Employee Stock Purchase Plan	— [1]	— [1]	132,553

2003 Incentive Compensation Plan	58,733	$9.13	268,700

1993 Incentive Compensation Plan	133,990	$4.60	— [2]

	192,723	$5.98	401,253

(1)	Employees eligible to participate in the Employee Stock Purchase Plan may purchase shares of our stock on a regular basis through payroll deductions. The price of the shares to the employees equals the lowest of the average of the bid and ask price of the last five days of each fiscal quarter, or the average closing price of the last five days of each fiscal quarter, or the last trade price on the day of purchase by us.

(2)	The 1993 Incentive Compensation Plan has expired and no new awards may be issued under this plan.
Compensation Committee Interlocks and Insider Participation
     During 2006, no members of our Compensation Committee were executive officers serving on the compensation committee of another entity whose executive officers served on O. I.’s Board of Directors. No member of the Compensation Committee was an officer or employee of the Company, was formerly an officer of O. I., or had a business relationship with or conducted any transactions with O. I.

Certain Relationships and Related Transactions, Employment Contracts, Termination of Employment Contracts and Change in Control Agreements
     While Mr. Botts was an employee of O. I., he worked under the terms of an employment agreement, dated May 1, 1996. He was compensated pursuant to this agreement, which included an annual salary (determined by the Compensation Committee and Board and reflected in the Summary Compensation Table above), a company car, and certain life insurance.
     On March 21, 2007, in connection with the resignation of Mr. Botts, we entered into a Separation Agreement and Release with Mr. Botts. Under the terms of this agreement, Mr. Botts agreed to resign his positions with the company, terminate his employment agreement with the company and release any claims he may have against us. As consideration for entering into this agreement, we agreed to pay Mr. Botts $10,000 per month for six months for an aggregate amount of $60,000, continue Mr. Botts’ health coverage through October 2007 at an aggregate expense of approximately $8,600, transfer to Mr. Botts the title of his company-issued car with an approximate book value of $13,000, and release any claims we may have against Mr. Botts.
     We entered into a Termination of Employment agreement with J. Bruce Lancaster, our Vice President/Chief Financial Officer and Corporate Secretary, dated January 4, 2007. The Agreement provides that, should Mr. Lancaster’s employment be terminated other than for cause, we must continue to pay Mr. Lancaster his then-current salary for a period of twelve months following termination and must continue to provide health and other benefits for the same period. Additionally, we would pay Mr. Lancaster $25,000 for relocation expenses if he were to relocate to a community more than 50 miles from College Station within one year of termination other than for cause. If Mr. Lancaster experiences a material adverse change in his compensation, duties, or responsibilities as a result of a change in control of O. I., we will be obligated to provide salary and benefits for a period of eighteen months after he terminates his employment due to such material adverse change (which termination must occur within 12 months following such change in control).

COMPENSATION COMMITTEE REPORT
     The members of the Compensation Committee have analyzed and discussed the information contained above in the Executive Compensation Discussion and Analysis with management. The committee believes this information to be a full and accurate analysis of O. I.’s compensation philosophy and recommended its inclusion by reference in the Company’s 10-K filing.
     The foregoing report is given by the following members of the Compensation Committee:
Kenneth M. Dodd, Compensation Committee Chairman
Leo Womack

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has unanimously selected Grant Thornton LLP and urges you to vote FOR the ratification of the appointment of such firm as independent registered public accountants of O. I. for the year 2007. Proxies solicited hereby will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at the meeting and entitled to vote is required for approval of this Proposal.
     The firm of Grant Thornton LLP, Certified Public Accountants, has served as the independent registered public accountants of our year-end financial statements since 2002 and the Board of Directors recommends the appointment of Grant Thornton as our independent registered public accountants for the fiscal year ending December 31, 2007. The Board of Directors recommends a vote in favor of the proposal to ratify the appointment of Grant Thornton as our independent registered public accountants for fiscal year 2007. The Company has not yet formally engaged Grant Thornton for these services and the actual engagement will be dependent upon reaching a satisfactory agreement with the accounting firm on all terms, including the fees to be charged.
     In the event the shareholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of O. I. and its shareholders.
     Representatives of Grant Thornton are not expected to be present at the Annual Meeting of Shareholders, but will be available by telephone if necessary to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
     Audit fees paid to Grant Thornton, including quarterly reviews for 2006, were approximately $231,668. In 2006, the Company also paid $81,082 for tax return preparation and related consultation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The table below sets forth, as of March 30, 2007, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the executive officers of the Company named above under “Executive Officers of the Registrant,” and (iv) all directors, director nominees and executive officers of the Company as a group.

Name and Business Address	Amount and Nature of		Percent
of Beneficial Owner(1)	Beneficial Ownership		of Class(2)
Executive Officers and Directors

Raymond E. Cabillot, Chairman of the Board	255,880	(3)(4)	8.7%

Richard W. K. Chapman, Acting Chief Executive Officer	20,000	(5)	0.7%

Kenneth M. Dodd, Director	3,000	(3)	0.1%

Robert L. Moore, Director	3,000	(3)	0.1%

Leo B. Womack, Director	3,000	(3)	0.1%

Donald P. Segers, Acting President & Vice President/General Manager	33,300	(6)	1.1%

J. Bruce Lancaster, Chief Financial Officer & Vice President/Corporate Secretary	—		0%

Directors and executive officers as a group (7 persons)	318,180	(7)	10.8%

Other 5% or Greater Shareholders

William W. Botts
100 Lee Avenue, College Station, TX 77840-3147	304,175	(8)	10.3%

Heartland Advisors, Inc.
789 North Water Street, Milwaukee, WI 53202	245,900	(9)	8.3%

Farnam Street Partners, L.P.
3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416	252,880	(10)	8.6%

Advisory Research, Inc.
180 North Stetson St., Suite 5780, Chicago, IL 60601	206,857	(11)	7.0%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Flr., Santa Monica, CA 90401	175,650	(12)	6.0%

(1)	Unless otherwise noted, the Company believes all persons named in the table have sole voting and investment power with respect to shares of common stock beneficially owned by them. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial” owner of securities if he or she has or shares the power to vote or direct the voting of such securities or the power to direct the disposition of such securities. More than one person may be deemed to be a beneficial owner of the same securities.

(2)	Percent of class owned is based on the number of shares outstanding plus options exercisable by the named beneficial owners.

(3)	Includes a one-time restricted stock award granted to new directors in 2006 upon their initial election for 3,000 shares of Common Stock which will vest in full on the second anniversary of the date of grant.

(4)	Includes 252,880 shares held by Farnam Street Partners, L.P. Mr. Cabillot is the Chief Executive Officer and Chief Financial Officer of Farnam Street Capital, Inc., the general partner of Farnam Street Partners, L.P. Mr. Cabillot disclaims beneficial ownership of the shares held by Farnam Street Partners, L.P.

(5)	Includes 7,000 shares subject to options currently exercisable or exercisable within 60 days after the date hereof.

(6)	Includes 33,300 shares subject to options currently exercisable or exercisable within 60 days after the date hereof.

(7)	Includes 91,300 shares subject to options.

(8)	Includes 39,000 shares subject to options currently exercisable which will expire if not exercised within 90 days of Mr. Botts’ resignation.

(9)	Based on a Schedule 13G filed by Heartland Advisors, Inc. with the SEC on February 12, 2007. Heartland Advisors, Inc. has shared dispositive power as to all 245,900 shares. All shares are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class.

(10)	Based on a Schedule 13D filed by Farnam Street Partners, L.P. with the SEC on March 28, 2006.

(11)	Based on a Schedule 13G filed by Advisory Research, Inc. with the SEC on February 21, 2007.

(12)	Based on a Schedule 13G filed by Dimensional Fund Advisors, Inc. with the SEC on February 9, 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and officers, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission and Nasdaq. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms that they file. To our knowledge, based solely on our review of the copies of such reports received by us and on written representation by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2006, our officers and directors were in compliance with all applicable Section 16(a) filing requirements.
SHAREHOLDER PROPOSALS
     A proposal of a shareholder intended to be presented at the next annual meeting must be received at the Company’s principal executive offices no later than March 9, 2008, if the shareholder making the proposal desires such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting. The Company has also adopted Bylaw provisions which require that nominations of persons for election to the Board of Directors and the proposal of business by shareholders at an annual meeting of shareholders must fulfill certain requirements which include the requirement that notice of such nominations or proposals must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the prior annual meeting. In order to be timely for next year’s annual meeting, such notice must be delivered between February 20, 2008 and March 22, 2008. If such timely notice of a shareholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal if presented at the annual meeting.
     Notices regarding each matter must contain:
•	a brief description of the business to be brought before the Annual Meeting and the reason for conducting the business at the Annual Meeting;

•	the name and address of record of the shareholder proposing the business;

•	the class and number of shares of stock that are beneficially owned by the shareholder; and

•	any material interest of the shareholder in the business to be conducted.

OTHER MATTERS
     Management knows of no other matters to be brought before the annual meeting of shareholders at the time and place indicated in the notice thereof; however, if any additional matters are properly brought before the meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of O. I. Corporation.
     The accompanying form of proxy has been prepared at the direction of our Board of Directors and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.
     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY AND MAIL IT IMMEDIATELY. YOU MAY REVOKE YOUR PROXY IN PERSON IF YOU ARE ABLE TO ATTEND.

O. I. CORPORATION

By Order of the Board of Directors

J. Bruce Lancaster
Vice President/Chief Financial Officer & Corporate Secretary
April 30, 2007

ANNUAL MEETING OF SHAREHOLDERS OF
O.I. CORPORATION
May 21, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■	20530000000000000000 7	052107

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒
1.	The Election of Directors.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Raymond E. Cabillot Richard W.K. Chapman
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Kenneth M. Dodd Robert L. Moore
☐	FOR ALL EXCEPT (See instructions below)	¡	Leo B. Womack

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of Grant Thornton LLP, independent registered public accountants, as the Company’s auditors for 2007.	☐	☐	☐

In accordance with their discretion said proxy is authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2. Any prior proxy is hereby revoked.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THANK YOU.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

PROXY
O.I. CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders (the “Annual Meeting”) of O. I. Corporation (the “Company”), and the related Proxy Statement, and hereby appoints Bruce Lancaster to vote as Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held on Monday, May 21, 2007, and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the matter set forth hereon.

(Continued and to be Signed on Reverse Side)

■	14475 ■